                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                             HARMON INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                     N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
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        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                              1300 JEFFERSON COURT

                          BLUE SPRINGS, MISSOURI 64015

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                    TO BE HELD AT 2:00 P.M. ON MAY 13, 1997

                      AT THE COUNTRY CLUB OF BLUE SPRINGS
                              1600 N. CIRCLE DRIVE
                             BLUE SPRINGS, MISSOURI

To the Holders of Common Stock of Harmon Industries, Inc.:

Notice is hereby given that the Annual Meeting of the Shareholders of Harmon Industries, Inc. will be held for the following purposes:

    1.  To elect nine (9) members of the Board of Directors;

    2. To approve the selection of KPMG Peat Marwick LLP, as Auditors for the forthcoming fiscal year;

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only shareholders of record at the close of business on March 17, 1997, will be entitled to notice of and to vote at the meeting and any adjournments thereof. The transfer books of the Company will not be closed.

    Shareholders who do not expect to attend the meeting in person are asked to date, sign and return the proxy using the enclosed envelope which needs no postage if mailed in the United States.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Robert E. Harmon

                                        Chairman

1300 Jefferson Court
Blue Springs, Missouri 64015
April 1, 1997

                                     [LOGO]

                              1300 JEFFERSON COURT
                          BLUE SPRINGS, MISSOURI 64015

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 13, 1997

                            SOLICITATION OF PROXIES

    This Proxy Statement and the accompanying form of proxy are being mailed to shareholders of Harmon Industries, Inc. (the "Company") commencing on April 1, 1997. The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Shareholders, which will be held at the Country Club of Blue Springs, 1600 N. Circle Drive, Blue Springs, Missouri on May 13, 1997 at 2:00 p.m. and at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any shareholder who executes and returns the enclosed proxy has the right to revoke it, in writing, at any time before it is voted at the meeting.

    The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally or by telephone or facsimile by the directors or by a few executives or employees of the Company at a nominal cost, and the Company may reimburse brokers and other persons holding stock in their names or in the names of their nominees for their expenses in sending proxy material to principals.

    The Board of Directors of the Company has fixed the close of business on March 17, 1997, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. As of that date, the Company had 6,836,208 shares of Common Stock outstanding and entitled to vote at the meeting.

    Each share of Common Stock entitles the shareholders to one vote for each share held. All voting, unless otherwise specifically indicated, requires approval by majority of the shares of stock represented in person or by proxy at the meeting and voted on the matter in question. Abstentions and broker non-votes will be treated as present at the meeting for purposes of determining a quorum but are tabulated as if no vote was cast on the matter indicated. Directors are elected by a plurality of the votes cast. Shareholders do not have the right to accumulate votes in the election of directors. Votes withheld in the election of directors are not tabulated as a vote for or against the person or persons indicated. The selection of directors is determined in the order of those nominees receiving the highest number of votes in favor of election until the number of nominees to be elected in the election have been selected.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth the number of shares of Common Stock of the Company owned beneficially as of March 17, 1997 by each person who, as of that date, to the best knowledge of management, was the beneficial owner of more than 5% of the outstanding shares or who is a named executive officer. Common Stock is the only class of voting securities.

                                                                                           PERCENT
      TITLE                        NAME AND ADDRESS OF                   BENEFICIAL          OF
     OF CLASS                       BENEFICIAL OWNER                    OWNERSHIP(1)      CLASS(2)
------------------  -------------------------------------------------  ---------------  -------------
   Common Stock     Mercantile Bancorporation Inc.,                         503,497              7%
                    as Trustee for the Company's ESOP
                    #1 Mercantile Center
                    St. Louis, MO 63101

   Common Stock     Wellington Management Company                           458,600(3)           7%
                    75 State Street
                    Boston, Massachusetts 02109

   Common Stock     St. Denis J. Villere & Company                          433,050(4)           6%
                    210 Baronne Street, Suite 808
                    New Orleans, LA 70112-1727

   Common Stock     Charles M. Foudree                                       43,300(5)           1%

   Common Stock     Lloyd T. Kaiser                                          28,915(6)          --%

   Common Stock     Bjorn E. Olsson                                          44,000(7)           1%

   Common Stock     Raymond A. Rosewall                                      23,500(8)          --%

   Common Stock     Gary E. Ryker                                            32,365(9)          --%

   Common Stock     Beneficial ownership of all officers and                682,962             10%
                    directors as a group (23 in group)

(1) All amounts of shares reflect sole voting and disposition power unless otherwise indicated. The share amounts reflected in this column include outstanding shareholdings, as well as unexercised ISOP option shares, unexcercised LTIP option shares and unexercised director option shares (see discussion under caption "Executive Compensation" herein). Shares allocated under the Company's ESOP are not included since participants have no disposition power and have only shared voting rights. Shares in the ESOP allocated to Messrs. Foudree, Kaiser, Olsson, Rosewall and Ryker and all officers and directors as a group were 5,241; 1,709; 1,754; -0-; 540 and 31,825 shares, respectively.

(2) Rounded to the nearest whole percentage. Percentages are calculated on 7,096,708 shares representing the total of 6,836,208 outstanding shares and 260,500 shares for unexercised director options, ISOP options and LTIP options.

(3) Wellington Management Co. has shared voting power over 220,500 shares and shared dispositive power over 458,600 shares.

(4) St. Denis J. Villere & Company has shared voting power and shared dispositive power over 433,050 shares.

(5) 25,500 shares are beneficially owned and held of record by M. Colleen Foudree as trustee for the M. Colleen Foudree Trust with sole voting and disposition power. 7,300 shares are held by the Charles M. Foudree Trust with sole voting and disposition power. The remainder are held by Charles M. Foudree and represent unexercised option shares.

(6) 16,415 shares are held by Lloyd T. Kaiser with sole voting and dispositive power. The remainder represent unexercised option shares.

(7) 32,500 shares are held by Bjorn E. Olsson with sole voting and dispositive power. The remainder represent unexercised options.

(8) Raymond A. Rosewall holds no shares directly with sole voting and dispositive power. 23,500 shares represent unexercised option shares.

(9) 6,165 shares are owned by Gary E. Ryker, 1,000 shares are held in an IRA account and 1,200 shares are held in a trust with sole voting and dispositive power. 565 shares are held by his daughter for whom he disclaims beneficial ownership. The remainder represent unexercised option shares.

    Based on a review of reports on Forms 3, 4 and 5 and amendments to such forms filed with the Company, the Company is aware of no late filings of such forms by any person required to file such forms in connection with Section 16(a) of the Securities Exchange Act of 1934, as amended. The Company is unaware of any transactions in which there was a failure to file by a reporting person under such Act.

                             ELECTION OF DIRECTORS

    Nine directors are to be elected at the Annual Meeting of Shareholders for one year or until their successors are elected and qualified. It is the intention of the persons named in the accompanying form of proxy to vote for the election of the nominees listed below. If, for any reason, any of the nominees is unable or declines to serve, the proxies will be voted for the other persons listed or for substitute nominees nominated by management. During fiscal 1996, the Board of Directors held seven meetings. All of the directors nominated for re-election herein attended greater than 75% of the meetings of both the Board and the respective committees for which they were eligible to serve.

    The Director Nomination and Compensation Committee proposes nominees for Board positions and evaluates director compensation. The Committee consists of Herbert M. Kohn (Chair), Bruce M. Flohr and Judith C. Whittaker. The Committee met one time during 1996. The Committee will consider proposed director candidates submitted by shareholders. Proposals for the 1998 election must be received in writing prior to November 12, 1997.

    The Audit Committee of the Board of Directors is composed of Judith C. Whittaker (Chair), Thomas F. Eagleton, Herbert M. Kohn and Gerald E. Myers. The Audit Committee reviews and monitors financial controls throughout the Company, supervises the internal audit function and monitors the Company's relationship with the external auditors. The committee met two times in 1996.

    The Compensation Committee was composed of Rodney L. Gray (Chair), Donald V. Rentz, Bruce M. Flohr and Douglass Wm. List during 1996. The Compensation Committee is a standing committee of the Board of Directors and establishes executive salary and bonus levels for the executive officers and the Presidents of the Company's subsidiaries. During 1996, the Compensation Committee met four times.

                               DIRECTOR NOMINEES

                                                                                   SERVED
                                                     PRINCIPAL                  CONTINUOUSLY                     STOCK
                                                   OCCUPATION FOR              AS A DIRECTOR   PERCENT OF        OWNED
    NAME OF NOMINEE           AGE                 LAST FIVE YEARS                  SINCE        CLASS(2)    BENEFICIALLY(1)
------------------------  -----------  --------------------------------------  --------------  -----------  ----------------
Bruce M. Flohr                    57   Since 1977, Chairman and President of       05/11/93           --%          5,000
                                       RailTex, Inc.

Charles M. Foudree                52   Executive Vice President-                   07/27/72            1%         43,300(3)
                                       Finance of the Company since Sept.
                                       1986. Treasurer of the Company since
                                       1974. Secretary of the Company since
                                       1982.

Rodney L. Gray                    44   Since June 1993, Chairman and Chief         05/11/93           --%          6,000
                                       Executive Officer of Enron
                                       International, Inc.; prior to that,
                                       Senior Vice-President-Finance and
                                       Treasurer of Enron Corp. from October
                                       1992 to June 1993; prior to that
                                       Vice-President and Treasurer of Enron
                                       Corp.

Robert E. Harmon                  58   Chairman of the Board of the Company        10/02/61            4%        257,839(4)
                                       since February 1975. Chief Executive
                                       Officer of the Company from November
                                       1969 to December 1994.

Herbert M. Kohn                   58   Since June 1991, a partner in the law       09/01/85           --%         27,100
                                       firm of Bryan Cave.

Douglass Wm. List                 41   Since January 1988, President, List &       05/08/90           --%          6,000(5)
                                       Company, Inc., a management consulting
                                       firm based in Baltimore, Maryland.
                                       Since December 1992, also President of
                                       Railway Engineering Associates, Inc.,
                                       having been Vice-President and General
                                       Manager of that company since May
                                       1988. Since January 1997, also Presi-
                                       dent of Moorgate, Inc., an investment
                                       advisory company.

Gerald E. Myers                   55   Self-employed management consultant         05/03/88            1%         35,918(6)
                                       since July 1989.

Bjorn E. Olsson                   51   President and Chief Executive Officer       05/06/86            1%         44,000(7)
                                       of the Company since January 1995;
                                       President and Chief Operating Officer
                                       of the Company from August 1990 to
                                       December 1994.

                                                                                   SERVED
                                                     PRINCIPAL                  CONTINUOUSLY                     STOCK
                                                   OCCUPATION FOR              AS A DIRECTOR   PERCENT OF        OWNED
    NAME OF NOMINEE           AGE                 LAST FIVE YEARS                  SINCE        CLASS(2)    BENEFICIALLY(1)
------------------------  -----------  --------------------------------------  --------------  -----------  ----------------
Judith C. Whittaker               58   Since January, 1997, Vice President,        05/11/93           --%          5,000
                                       General Counsel/Secretary of Hallmark
                                       Cards, Inc. Prior to that
                                       Vice-President-Legal, of Hallmark
                                       Cards, Incorporated.

(1) All amounts of shares reflect sole voting and disposition power unless otherwise indicated. The share amounts reflected in this column include outstanding shareholdings, as well as unexercised ISOP option shares, unexercised LTIP option shares and unexercised director option shares (see discussion under caption "Executive Compensation" herein). Shares allocated under the Company's ESOP are not included since participants have no disposition power and shared voting rights. Shares in the ESOP allocated to Messrs. Foudree and Olsson were 5,241 and 1,754 shares, respectively.

(2) Percentages shown are rounded to the nearest whole percentage. Percentages are calculated on 7,096,708 shares representing the total of 6,836,208 outstanding shares and 260,500 shares for unexercised director options, ISOP options and LTIP options.

(3) 25,500 shares are beneficially owned and held of record by M. Colleen Foudree as trustee for the M. Colleen Foudree Trust with sole voting and disposition power. 7,300 shares are held by the Charles M. Foudree Trust with sole voting and disposition power. The remainder are held by Charles M. Foudree and represent unexercised ISOP and LTIP director option shares.

(4) Does not include 6,500 shares owned by his wife for which Robert E. Harmon disclaims beneficial ownership.

(5) Does not include 100 shares held by Moorgate Foundation Fund, LLC, for which Mr. List disclaims beneficial ownership. Mr. List owns approximately 9% of Moorgate Foundation Fund, LLC. Moorgate, Inc., an investment advisory company, provides investment advisory services to Moorgate Foundation Fund, LLC, and Mr. List is President of Moorgate, Inc.

(6) Includes 32,743 shares which are held in a living trust, 175 shares in an IRA and the remainder represent unexercised options.

(7) 32,500 shares are held by Bjorn E. Olsson with sole voting and dispositive power. The remainder represent unexercised options.

    Ms. Whittaker serves as a director of MCI Communications Corporation, a publicly-held company. Mr. Flohr serves as an officer and director of RailTex, Inc., which is a publicly-held company. Mr. List is a director of Mark VII, Inc., a publicly-held company. Mr. Gray is a director of Battlemountain Gold Company, a publicly-held company. Mr. Foudree is a director of OTR Express, Inc., a publicly-held company. Mr. Kohn is also a director of American Pad & Paper Co., a company traded on the NYSE. None of the other director nominees serves as a director of any other company with a class of stock registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or any company registered under the Investment Company Act of 1940.

CERTAIN TRANSACTIONS.

    Mr. Kohn is currently a partner of the Bryan Cave firm, which the Company retains as legal counsel for certain matters.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION.

    The following table provides certain summary information concerning compensation paid or accrued by the Company and its subsidiaries (determined as of the end of the last fiscal year), to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or its subsidiaries (together hereafter referred to as the "named executive officers") for the fiscal years ended December 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION(1)
                                     ---------------------------------------
                                                                OTHER ANNUAL
                                     FISCAL   SALARY    BONUS   COMPENSATION
    NAME AND PRINCIPAL POSITION       YEAR    ($)(2)   ($)(3)       ($)
-----------------------------------  ------   -------  -------  ------------
Bjorn E. Olsson                       1996    298,274  218,791       --
 President & CEO                      1995    264,747      -0-       --
                                      1994    219,285  112,914       --

Charles M. Foudree                    1996    176,568  109,895       --
 Executive V.P. - Finance,            1995    163,281      -0-       --
 Secretary and Treasurer              1994    157,505   77,514       --

Lloyd T. Kaiser                       1996    164,978  103,441       --
 President, Harmon                    1995    151,821      -0-       --
 Electronics, Inc.                    1994    132,931   52,914       --

Gary E. Ryker                         1996    152,856  101,437       --
 V.P. - Marketing, Sales              1995    148,258      -0-       --
 and Support                          1994    140,989   73,714       --

Raymond A. Rosewall                   1996    172,651   81,145       --
 V.P. - Mfg. Manufacturing            1995        -0-      -0-       --
                                      1994        -0-      -0-       --

                                           LONG TERM COMPENSATION
                                     ----------------------------------

                                              AWARDS
                                     ------------------------   PAYOUTS
                                     RESTRICTED                 -------
                                       STOCK      OPTIONS (#     LTIP      ALL OTHER
                                      AWARD(S)     OF SHS.)     PAYOUTS   COMPENSATION
    NAME AND PRINCIPAL POSITION         ($)           (4)         ($)        ($)(5)
-----------------------------------  ----------   -----------   -------   ------------
Bjorn E. Olsson                          --          3,500        -0-        47,028
 President & CEO                         --            -0-        -0-        44,339
                                         --          2,000        -0-        47,091
Charles M. Foudree                       --          3,500        -0-        75,304
 Executive V.P. - Finance,               --            -0-        -0-        70,470
 Secretary and Treasurer                 --          2,000        -0-        71,379
Lloyd T. Kaiser                          --          3,500        -0-        20,693
 President, Harmon                       --            -0-        -0-        22,317
 Electronics, Inc.                       --            -0-        -0-        22,510
Gary E. Ryker                            --          3,500        -0-        22,300
 V.P. - Marketing, Sales                 --            -0-        -0-        23,712
 and Support                             --            -0-        -0-        25,342
Raymond A. Rosewall                      --         20,000        -0-        36,049
 V.P. - Mfg. Manufacturing               --            -0-        -0-           -0-
                                         --            -0-        -0-           -0-

(1) Includes no perquisites (i.e. auto allowance, club dues or aircraft use) because in all instances these total less than $50,000 or 10% of the total of annual salary and bonus reported for each named executive officer.

(2) Salary includes amounts deferred under the Company's 401(k) at the election of the named executive officer.

(3) Bonus includes cash. (See discussion under the heading "Employment Contracts" below.)

(4) Includes grants of options (to all named Executive Officers except Mr. Rosewall) in the amount of 3,500 shares in early 1996 in lieu of the stock bonus normally given for the prior year under the Company's 1990 Incentive Stock Option Plan, as well as annual awards to Messrs. Olsson and Foudree of options on 2,000 shares under the Company's non-qualified 1988 Director Option Plan for 1994. In 1996, Mr. Rosewall received a grant of ISOP options for 20,000 shares of which 7,400 were exercisable at December 31, 1996.

(5) Includes allocation of contributions to the Company's Deferred Compensation Plan and to the Company's non-discriminatory Employee Stock Ownership Plan
    (ESOP). The amounts included in this column representing allocation of the contribution made in 1996 to the Company's ESOP for Messrs. Olsson, Foudree, Kaiser, Ryker and Rosewall were $8,856; $8,856; $8,856; $8,679; and $-0-, respectively. The balance shown for each in the column represented allocation of contributions for such named executive officers to the Company's Deferred Compensation Plan. (See discussion under the heading "Pension Plan" below.)

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS.

    During 1996, all of the named executive officers received a grant of stock options under the Company's 1990 Incentive Stock Option Plan. The Company has no outstanding Stock Appreciation Rights (SARs). The following table contains information concerning the grant of stock options under the Company's 1990 Incentive Stock Option Plan (which plan was replaced on May 14, 1996 by the Company's 1996 Long-Term Incentive Plan) to the named executive officers (see discussion below under "Compensation Committee Report--1996 Long-Term Incentive Plan"):

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                     INDIVIDUAL GRANTS                                          VALUE AT ASSUMED
--------------------------------------------------------------------------------------------    ANNUAL RATES OF
                                                      % OF TOTAL                                  STOCK PRICE
                                                       OPTIONS                                  APPRECIATION FOR
                                        OPTIONS       GRANTED TO    EXERCISE OR                  OPTION TERM(3)
                                      GRANTED (1)    EMPLOYEES IN   BASE PRICE    EXPIRATION  --------------------
               NAME                  (# OF SHARES)   FISCAL YEAR    ($/SH) (2)     DATE(1)     5% ($)     10% ($)
-----------------------------------  -------------   ------------   -----------   ----------  ---------  ---------
Bjorn E. Olsson                          3,500            3.8          14.25        2/2/01    $  13,780  $  30,449

Charles M. Foudree                       3,500            3.8          14.25        2/2/01    $  13,780  $  30,449

Lloyd T. Kaiser                          3,500            3.8          14.25        2/2/01    $  13,780  $  30,449

Gary E. Ryker                            3,500            3.8          14.25        2/2/01    $  13,780  $  30,449

Raymond E. Rosewall                     20,000(4)        21.5          13.50        1/1/03    $ 107,084  $ 248,516

(1) Each of Messrs. Olsson, Foudree, Kaiser and Ryker received 3,500 shares pursuant to an ISOP option grant in 1996 in lieu of the stock bonus for 1995. For a description of the terms of the options see "Compensation Committee Report--Incentive Stock Option Plan" below.

(2) The exercise price equals the fair market value of the underlying shares on the date of grant. ISOP options are exercisable immediately upon grant unless delays are necessary to avoid the statutory limitations on grants established under the Internal Revenue Code. ISOP options are exercisable anytime during a five-year period from date of grant or the date on which the option was first exercisable.

(3) These amounts represent certain assumed rates of appreciation only and may have no correlation to current or future actual market conditions.

(4) During 1996, Mr. Rosewall received a grant of ISOP options for 20,000 shares of which 7,400 were exercisable at December 31, 1996.

OPTION EXERCISES AND HOLDINGS.

    The following table provides, for the named executive officers, information concerning the exercise of stock options during the last fiscal year and unexercised options held as of the end of the last fiscal year for both the Company's 1990 ISOP (numbers to the left of the semicolon) and the Company's non-qualified 1988 Director Option Plan (numbers to the right of the semicolon):

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                                VALUE (IN $) OF
                                                                                NUMBER OF         UNEXERCISED
                                                                               UNEXERCISED        IN-THE-MONEY
                                                                            OPTIONS/SHARES AT      OPTIONS AT
                                                                                 12/31/96        12/31/96(2)(3)
                                          NUMBER OF SHARES
                                            ACQUIRED ON      VALUE (IN $)     ISOP; DIRECTOR     ISOP; DIRECTOR
                 NAME                         EXERCISE        REALIZED(1)        OPTIONS            OPTIONS
---------------------------------------  ------------------  -------------  ------------------  ----------------
Bjorn E. Olsson                               -0-;-0-           -0-;-0-        6,000;2,000        24,000;1,750

Charles M. Foudree                            -0-;-0-           -0-;-0-        5,000;2,000        22,265;1,750

Lloyd T. Kaiser                              1,000;N/A        13,000;N/A        9,000;N/A          69,500;N/A

Gary E. Ryker                                5,000;N/A        56,250;N/A        20,500;N/A        191,688;N/A

Raymond A. Rosewall                           -0-;N/A           -0-;N/A       20,000;N/A (4)      102,500;N/A

(1) Market price at exercise less exercise price.

(2) All outstanding options shown are currently exercisable. There are no SARs.

(3) Market price at December 31, 1996 ($18.625) less exercise price.

(4) During 1996, Mr. Rosewall received a grant of ISOP options for 20,000 shares of which 7,400 were exercisable at December 31, 1996.

LONG-TERM INCENTIVE PLANS.

    Under the 1996 Long-Term Incentive Plan (the "1996 Plan"), the Compensation Committee may establish vesting criteria for the grant of options or other permitted awards under the 1996 Plan. The Compensation Committee currently anticipates that the primary awards vehicle under the plan will consist of non-qualified options, with vesting over a four-year period from the date of grant so that 20% of the grant amount will vest each year. There are no performance-based criteria relating to the awards or vesting under the contemplated plan in connection with the non-qualified option. The exercise prices of such non-qualified options are determined by the Closing price for the Company's stock on the date of grant. Under the 1996 Plan, the Compensation Committee currently anticipates that grants to executive officers will be in the amount of 3,500 option shares per year so that 700 shares will be vested as of the date of grant and an additional 700 shares will vest over each of the following four years from the date of grant. In addition, the Compensation Committee anticipates granting non-qualified options to certain key employees of the Company, which grants will be in the amount of 500 shares, with 100 shares vested upon grant and 100 shares vesting in each of the four years following the date of grant.

    Under the 1996 Plan, on the last business day of May, commencing May 31, 1996 (or if later, on the date on which the person is first elected or begins to serve as a non-employee director, other than by reason of termination of employment) and, thereafter on the date of each annual meeting of shareholders of the Company, each person who is a non-employee director after such meeting of stockholders shall be granted a non-qualified option for 1,000 option shares of the Common Stock of the Company. The option amount shall be prorated if such non-employee director is first elected or begins to serve as a non-employee director on a date other than the date of an annual meeting of stockholders.

The exercise prices of such non-qualified options are determined by the Closing price for the Company's stock on the date of grant. Options granted to non-employee directors pursuant to the 1996 Plan will immediately vest and will have a term of seven years for exercise.

    During 1996, no awards of non-qualified option grants were made to the executive officers of the Company under the 1996 Plan. On May 31, 1996, each of the non-employee directors received a grant of non-qualified options, with an exercise price of $17.00 per share. In June 1996, non-qualified options for 25,500 shares were issued to 51 key employees under the 1996 Plan. Terms of these key employee options were as set forth above. The option exercise price of the non-qualified options granted to key employees was $16.50 per share.

PENSION PLANS.

    The Company has no defined benefit pension plans. The Company has a non-qualified, unfunded deferred compensation plan and trust for officers and certain key employees, providing for payments upon retirement, death or disability. Under the plan, the employees receive retirement payments equal to a portion of the average of the three highest consecutive years' compensation. Upon retirement, these payments are to be made for the remainder of the employee's life with a minimum payment of ten years' benefits to either the employee or his beneficiary. The plan provides for reduced benefits upon early retirement, disability or termination of employment. The amount of the deferred compensation expense for all covered employees for 1996 was approximately $492,260 and amounts allocated to the named executive officers are included in the "All Other Compensation" column of the Summary Compensation Table.

    The Company also has an Employee Stock Ownership Plan and Trust ("ESOP"). Employees, including officers of the Company who satisfy the ESOP's eligibility criteria of hours and service are eligible to participate. Allocations are based on the ratio of an eligible individual's salary (subject to current regulatory caps) to the total salaries of all eligible persons. Standards for vesting are based upon years of service with the Company in accordance with current regulatory guidelines. Under the ESOP, the Company is not required to make any contributions, other than matching 401K funds. However, the Company's current intention is to contribute approximately 15% of the participating companies' pre-tax earnings to the ESOP. The 15% contribution would include the funds required to fulfill a portion of the companies' obligation to match a portion of the employee's 401K contribution. The contribution to the ESOP for the years ended December 31, 1994, 1995 and 1996 totalled $3,045,000, $2,785,000 and
$3,814,617, respectively, which amounts were paid in cash. The amount of compensation included in the "All Other Compensation" column of the Summary Compensation Table includes the amounts of respective annual contributions allocated for the named executive officers as of March 31 of the preceding year.

CANCELLATION AND REGRANT OF OPTIONS.

    During 1996, the Company did not cancel, regrant or reprice any outstanding stock options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.

    Mr. Rodney L. Gray (Chairman), Mr. Douglass Wm. List, Mr. Bruce M. Flohr and Mr. Donald V. Rentz served on the Compensation Committee of the Company for the past fiscal year. None of the members of the Compensation Committee are officers or employees of the Company. The Compensation Committee of the Company establishes executive salary and bonus levels for the executive officers of the Company and the Presidents of its subsidiaries.

    The Company does not believe that any interlocks exist between members of the Compensation Committee and any third party represented on the Board of Directors or providing significant services to the Company.

EMPLOYMENT CONTRACTS.

    Messrs. Olsson, Foudree, Kaiser, Ryker and Rosewall had employment contracts with the Company as of December 31, 1996 which provides for the payment to such officers of annual base salaries of $286,125, $172,023, $148,050, $144,758 and
$132,600, respectively. The employment contracts have a rolling 12-month term. For the year ended December 31, 1995, these officers' contracts included an annual cash bonus. Cash bonuses paid to the named executive officers for calendar year 1996 under the cash bonus plan were $218,791, $109,895, $103,441, $101,437 and $81,145, respectively. (See description below under "Compensation Committee Report on Bonuses".)

    During 1996, ISOP options for 3,500 shares were granted to each of eleven executive officers effective February 27, 1996 at an exercise price of $14.25 per share in lieu of the 1995 stock bonus. The annual stock bonus to executive officers was eliminated as of May 14, 1996 and was replaced by the 1996 Long-Term Incentive Plan. (See discussion in the Compensation Committee Report under "Bonuses" below.)

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION.

RESPONSIBILITIES AND COMPOSITION OF THE COMMITTEE

    The Compensation Committee is responsible for (i) establishing compensation programs for executive officers of the Company and its subsidiaries designed to attract, motivate and retain key executives responsible for the success of Company as a whole; (ii) administering and maintaining such programs in a manner that will benefit the long-term interests of the Company and its shareholders; and (iii) determining the compensation of the Company's executive officers and certain key employees. The Committee serves pursuant to a charter adopted by the Board of Directors. The Committee is composed entirely of directors who have not served as officers or employees of the Company within the past ten years.

COMPENSATION PHILOSOPHY AND OBJECTIVES

    The Committee believes that the Company's executive officer compensation should be determined according to a competitive framework and based on overall financial results, individual contributions and teamwork that together help build value for the Company's shareholders. Within this overall philosophy the Committee addresses a number of specific objectives, including (i) a total compensation program that takes into account compensation practices and financial performance as compared to similar companies, (ii) annual bonus programs that take into account the Company's overall performance relative to corporate objectives established in advance by the Committee which help create value for the Company's shareholders, (iii) alignment of the financial interests of executive officers to those of shareholders by providing equity based compensation through option grants and through mandatory minimum shareholding requirements.

    The Committee believes that the top management of the Company must operate as a team and that the cause and effect relationship between the efforts of any one individual and corporate performance is difficult to discern. Hence, in general, the compensation of the executive team tends to track as a group with the performance of the Company. The Committee does, however, make exceptional decisions where exceptional circumstances exist. Furthermore, the Committee does establish individual performance objectives and measure individual performance against these objectives in an effort to ensure that all members of the top management team are fulfilling the expectations set for them.

COMPENSATION COMPONENTS AND PROCESS

    There are three major components of the Company's executive officer compensation: (i) base salary; (ii) annual bonuses and (iii) equity incentives through ISOP and LTIP option grants and minimum shareholding requirements. During 1996, the Committee utilized option grants under the Company's 1990 Incentive Stock Option Plan ("ISOP") and the Company's 1996 Long-Term Incentive Plan ("LTIP"). Upon approval by the shareholders, the Committee replaced the ISOP plan and the 1988 Director Option Plan with the Company's new 1996 Long Term Incentive Plan (the "1996 Plan"). The Committee began use of this plan during 1996. The 1996 Plan operates to cover both the executive officer group, as well as a fairly extensive key employee group. Non-employee directors also receive an automatic annual option grant covering 1,000 shares each year. (See discussion above under Executive Compensation--Long-Term Incentive Plan).

    The process utilized by the Committee in determining executive officer compensation levels for all of these components is based on the Committee's objective judgment and takes into account both qualitative and quantitative factors. No predetermined weights are assigned to such factors with respect to any compensation component. Recommendations for base salaries and awards for each individual executive officer are established after evaluation of individual performance factors (equally weighted) including the following: knowledge of job responsibilities, relationship with others, working capacity, initiative, character, leadership, adaptability, teamwork, administrative ability and individual goal attainment. The evaluation by the Committee includes the degree to which each individual has met individual performance objectives. These performance objectives are believed to relate directly to the Company's performance and are therefore related to shareholder value. Among the factors considered by the Committee are the recommendation of the Chief Executive Officer with respect to compensation of the Company's other key executive officers. However, the Committee makes the final compensation decisions concerning such officers.

    Comparative information utilized by the Company relates to Peer Group (as set forth below under the section herein dealing with the "Performance Graph"). In addition, the Committee reviews at least two other surveys of industry trade groups with similarity to the Company's operations. The trade group survey data sources are standard general indices constructed and provided by outside vendors. The surveys consist of many more data points than the limited number of companies in the peer performance stock group. In making compensation decisions, the Committee also from time to time receives assessments and advice regarding the compensation practices of the Company and others from independent compensation consultants. During 1996, the Compensation Committee analyzed the base salary and the total compensation (base salary plus annual incentives) of the Company's executives as compared to median survey data and to comparative companies in the rail supply industry, the electronic equipment manufacturing industry and the greater Kansas City area.

    In order to meet the objectives set out above, the Committee has designed the executive compensation program to be consistent with the Company's overall pay philosophy. Base salaries, the fixed regular periodic component of pay, are conservatively established at levels comparable to base salaries for similar positions at companies with similar levels of sales and overall financial performance. Annual cash bonus and equity awards, which are directly linked to the short-term financial performance of the Company as a whole, are designed to provide better than competitive pay only for better than competitive financial performance.

BASE SALARY.

    On August 22, 1996, the Committee conducted a review of the performance and compensation of the Company's executive officer group, including Bjorn E. Olsson and the other named executive officers. This review included key accomplishments of each officer, an evaluation of achievement of individual goals and objectives, and an assessment of their contributions to the Company's performance. Based on this review and its assessment of competitive compensation practices, the Committee recommended a general increase in base salaries of 2% for certain executive officers and key employees (including some of the named executive officers) effective September 1, 1996 and a second 2% increase in base salaries contingent upon acceptable third and fourth quarter performance scheduled to be effective January 1, 1997. In connection with these adjustments, Mr. Olsson's base salary was increased by 5% effective September 1996 and by 2% effective January 1, 1997. At the Compensation Committee meeting on December 12, 1996, the second phase of the base salary adjustments was ratified and approved in light of third quarter results and projections for fourth quarter results.

BONUSES.

    The Company's cash bonus or Incentive Bonus Plan for its Executive Officer Group includes not only the traditional ROCE measurement standard, but also earnings growth as a critical indicator of financial health of the Company. The objective of this Incentive Bonus Plan is to provide an additional incentive to each officer of the Company to advance the interests of the Company and its stockholders and create a more direct tie between annual performance and increased shareholder values. The Committee believes that the cash bonus plan encourages the creation of shareholder wealth by creating incentives both to maximize operating profit for the Company and minimize capital employed. Additionally, the cash bonus plan rewards efficiencies in production and innovation in quality-based productivity techniques. The new executive cash bonus plan is based on 70% weighting for ROCE and 30% weighting for earnings growth. The formula for ROCE (Return on Capital Employed) is the sum of pretax earnings plus net interest expense divided by the sum of average total assets minus non-interest bearing liabilities. The new proposal establishes target base bonus levels as a percentage of current base salary. Percentages are 35% for executive vice presidents and 30% for other officers, with the exception of Mr. Olsson, whose target base bonus is established at 45% of his base salary. For 1997, the base bonus levels of Messrs. Olsson, Foudree, Kaiser, Ryker and Rosewall were $131,332; $61,412; $51,818; $50,665; and $40,576, respectively.
The actual bonus is calculated based on actual performance numbers for ROCE as compared to budget and earnings growth based on primary earnings per share as compared to an Earnings Growth Rate Target established by the Board of Directors at 10% for fiscal 1997. The ROCE portion of the formula accounts for 70% of the base bonus and is adjusted as follows based on the ratio of actual versus budget
ROCE: under 75% of budgeted ROCE--no bonus award; from 75% to 99% of budgeted ROCE--pro-rated award; at 100% of budgeted ROCE--100% of potential ROCE bonus and for each 1% above budgeted ROCE a $7,000 incremental increase for each officer. The earnings growth factor is calculated on a comparison between primary earnings per share for the fiscal year as compared to an annual Earnings Growth Rate Target established by the Board of Directors. The growth rate target for fiscal 1996 was 10%. The growth target for fiscal 1997 is 10%.

    For 1996, budgeted ROCE was 24.0% and actual ROCE was 25.9%. Targeted earnings growth was 10% and actual primary earnings growth was 34.7%. Amounts payable under the cash bonus plan for 1996 to all participants totaled $1,136,400 and the named executive officers, Messrs. Olsson, Foudree, Kaiser, Ryker and Rosewall received the following amounts: $218,791, $109,895, $103,441, $101,437 and $81,145, respectively.

INCENTIVE STOCK OPTION PLAN.

    The Committee historically considered outstanding option holdings in determining whether to grant additional options under the Company's 1990 Incentive Stock Option Plan to any individual. Each of the named executive officers received no grant of options pursuant to the ISOP during 1996 except for 3,500 option shares in lieu of their annual stock bonus. The exercise price for shares granted under the ISOP are determined by the closing price for the Company's stock on the date of grant.

Options are exercisable immediately upon grant unless delays are necessary to avoid the statutory limitations on grants established under the Internal Revenue Code. The options are exercisable anytime during a five-year period from date of grant or the date on which the option was first exercisable. Upon approval of the 1996 Long-Term Incentive Plan by the Shareholders of the Company on May 14, 1996, the 1990 Incentive Stock Option Plan was replaced. No additional grants are permitted under the 1990 ISOP, although outstanding options remain exercisable in accordance with their terms.

LONG-TERM INCENTIVE PLANS.

    On May 14, 1996, the shareholders of the Company approved the Company's 1996 Long Term Incentive Plan ("1996 Plan"), which plan became effective May 31, 1996. The purposes of the 1996 Plan are (i) to align the interests of the Company's shareholders and recipients of awards under the 1996 Plan by increasing the proprietary interests of such recipients in the Company's growth and success, and (ii) to advance the interests of the Company by attracting and retaining officers, other employees and non-employee directors. Upon adoption of the 1996 Plan, it replaced both the Company's 1988 Non-Qualified Director Option Plan and the Company's 1990 Qualified Incentive Stock Option Plan. Outstanding options under both the 1988 Non-Qualified Director Option Plan and the 1990 Incentive Stock Option Plan remain valid although no new grants were permitted under either plan after May 31, 1996.

    Under the 1996 Plan, the Compensation Committee may establish vesting criteria for the grant of options or other permitted awards under the 1996 Plan. The Compensation Committee currently anticipates that the primary awards vehicle under the plan will consist of non-qualified options, with vesting over a four-year period from the date of grant so that 20% of the grant amount will vest at grant and each of the four years thereafter. The exercise prices of such non-qualified options are determined by the Closing price for the Company's stock on the date of grant. Under the 1996 Plan, the Compensation Committee currently anticipates that grants to executive officers will be in the amount of 3,500 option shares per year so that 700 shares will be vested as of the date of each grant and an additional 700 shares of each grant will vest over each of the following four years thereafter. In addition, the Compensation Committee anticipates granting non-qualified options to certain key employees of the Company, which grants will be in the amount of 500 shares, with 100 shares vested upon each grant and 100 shares vesting in each of the following four years following the date of such grant.

    Under the 1996 Plan, on the last business day of May, commencing May 31, 1996 (or if later, on the date on which the person is first elected or begins to serve as a non-employee director, other than by reason of termination of employment) and, thereafter on the date of each annual meeting of shareholders of the Company, each person who is a non-employee director after such meeting of stockholders shall be granted a non-qualified option for 1,000 option shares of the Common Stock of the Company. The option amount shall be prorated if such non-employee director is first elected or begins to serve as a non-employee director on a date other than the date of an annual meeting of stockholders. Options granted to non-employee directors pursuant to the 1996 Plan will immediately vest and will have a term of seven years for exercise.

    During 1996, no awards of non-qualified option grants were made to the executive officers of the Company under the 1996 Plan. On May 31, 1996, each of the non-employee directors received a grant of non-qualified options, with an exercise price of $17 per share. In June 1996, non-qualified options for 25,500 shares were issued to 51 key employees under the 1996 Plan. The option exercise price of the non-qualified options granted to key employees was $16.50 per share.

MINIMUM STOCKHOLDING REQUIREMENT.

    During 1996, the Compensation Committee, with the Board of Director's approval, established a minimum stockholding requirements for Company stock (exclusive of any unexercised option shares) in amounts equal to two times base salary for the CEO, one-time base salary for the Executive Vice Presidents and the President of the Company's then subsidiary, Harmon Electronics, Inc. and one-half of base salary for all other members of the Executive Officer Group, including Presidents of the other subsidiaries. For any person subject to the minimum stockholding requirements who holds less than the minimum stockholding requirement, the delinquency will result in up to one-third of that person's annual cash bonus being utilized to purchase shares of the Company's stock in the name of such individual. New officers will be given five years in which to satisfy their minimum shareholding requirement before application of the bonus withholding procedure.

Rodney L. Gray (Chair)          Douglass Wm. List
Bruce M. Flohr                  Donald V. Rentz

PERFORMANCE GRAPH.

    The Company has included in this proxy statement, a graph of five-year shareholder returns on an indexed basis comparing the Company's common stock performance to other broad market indices or an index of selected peer group companies. The Board of Directors has approved a peer group of the Company and ten other manufacturing and service companies in the railroad supply industry. Revenues (on a 12-month trailing basis) for these companies range from $125.4 Million to $2,658.9 Million, as compared to $175.4 Million for the Company. Total Assets for these companies range from $89.6 Million to $2,081.2 Million, as compared to $94.7 Million for the Company. The peer group consists of the following companies: Harsco Corporation; Trinity Industries, Inc.; The Timken Companies; Morrison Knudsen Corporation; Varlen Corporation; Brenco, Incorporated; L.B. Foster Company; Union Switch & Signal Corporation; ABC Rail Products,Inc.; Wabash National Corporation and the Company. In addition, the performance graph shows comparisons between the Company, the peer group and the S&P Composite 500 Stock Index. Data points for the performance graph comparisons are included in the Legend below. All indices have been weighted for market capitalization. The following performance graph also sets forth the percentage of cumulative total return for the last fiscal year and cumulative return since January 1, 1991.

                          TOTAL RETURN TO SHAREHOLDERS

    Comparison of Five-Year Cumulative Total Return* Among the Company, Peer Performance Group and S&P Composite 500 Index.

                  Comparison of 5 Year Cumulative Total Return

                                   [CHART]

    The reference points on the foregoing graph are as follows:

                                        DEC. 1991    DEC. 1992    DEC. 1993    DEC. 1994    DEC. 1995    DEC. 1996
                                       -----------  -----------  -----------  -----------  -----------  -----------
Harmon Industries                          100.00       234.10       448.80       383.50       312.80       373.20

Peer Group                                 100.00       128.78       174.54       171.52       184.24       216.14

S&P 500                                    100.00       107.70       118.20       119.80       164.80       203.20

* Assumes that the value of the Company's common stock, Performance Peer Group and S&P 500 Index were each $100 on December 31, 1991 and that all dividends were reinvested.

                             DIRECTOR COMPENSATION

    The Board of Directors' compensation package calls for annual fees of $8,000 plus travel expenses to and from the meetings for each director. Effective May 14, 1996, only non-employee directors are entitled to receive annual directors fees. In addition, the directors who are not employees of the Company currently receive $500 for each Board or separate committee meeting in which the director participates by attending or through telephonic conference. In addition, each chairperson of the respective committees of the Board of Directors currently receives an annual payment of $500 for acting as chairperson of a committee. The Director Nomination and Compensation Committee of the Board of Directors is presently evaluating annual director's fees, as well as meeting fees and fees for chair positions of the Board committees.

    The package also grants each director an annual non-qualified option to purchase 1,000 shares of the Company's Common Stock at a price equal to the closing market price on the date of grant. The non-qualified options are granted under and are governed by the Company's 1996 Long-Term Incentive Plan. These options are exercisable at any time during a seven year period following the date of grant. On May 31, 1995, options for 2,000 shares were granted to each of the directors pursuant to the 1988 Director Option Plan, which options expire May 31, 1997 and have an exercise price of $17.75 per share. During 1996, none of these outstanding director options for 2,000 shares were exercised. On May 31, 1996, options for 1,000 shares were granted to each of the Non-Employee Directors pursuant to the 1996 Long-Term Incentive Plan. Such options have an exercise price of $17.00 per share, are fully vested and are exercisable over a term of seven years. As of March 17, 1997, none of such options granted in 1996 have been exercised. See discussion above under "Executive Compensation--Long-Term Incentive Plan" for a description of the non-qualified LTIP options granted annually to the Non-Employee Directors.

    On December 8, 1994, the Board of Directors approved a compensation package for Mr. Robert E. Harmon, in his capacity as Chairman of the Board effective January 1, 1995. The Chairman of the Board is treated as a Non-Employee Director for annual and director meeting fees. The defined duties of the Chairman include the following: representing the Company at national trade association meetings; assisting in lobbying efforts; assisting in overseas representation of the Company; assisting the CEO in acquisitions; assisting in the development of relationships with securities analysts and investors; assisting with sales and promotional calls; providing advisory services to the CEO; and conducting all Board meetings. The Chairman's annual fee, subject to review each year, was approximately $79,332 for fiscal 1996 and will be $79,332 for fiscal 1997.

                       APPROVAL OF SELECTION OF AUDITORS

    Management recommends voting to approve the selection of KPMG Peat Marwick LLP, as Auditors for the Company for the 1997 fiscal year. This firm has served continuously as Auditors for the Company since 1969.

    A representative of KPMG Peat Marwick LLP will be present at the Annual Meeting of Shareholders and will be available to make a statement, if he or she desires to do so, and to answer appropriate questions asked by the shareholders.

                       SHAREHOLDER PROPOSALS-1998 MEETING

    In the event any shareholder intends to present a proposal at the Annual Meeting of Shareholders to be held in 1998, such proposal must be received by the Company, in writing, on or before November 12, 1997, to be considered for inclusion in the Company's next Proxy Statement. Shareholder proposals for suggested nominees for director should be submitted to the Company's Director Nomination and Compensation Committee on or before November 12, 1997.

                                 OTHER MATTERS

    Management is not aware of any other matters which may come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their best judgment on such matters.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          Robert E. Harmon
                                          Chairman

April 1, 1997

PROXY                          HARMON INDUSTRIES, INC.
                           ANNUAL MEETING OF SHAREHOLDERS
                                TUESDAY, MAY 13 1997

     The undersigned holders of shares of Common Stock of Harmon Industries, Inc. (the "Company") hereby appoint Robert E. Harmon and Charles M. Foudree, and each of them, attorneys, agents and proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Country Club of Blue Springs, 1600 N. Circle Drive, Blue Springs, Missouri on Tuesday May 13, 1997, and at any adjournments of such meeting, with all powers which the undersigned would possess if personally present.

1. Election of nine (9) Directors - Nominees: Bruce M. Flohr, Charles M. Foudree, Rodney L. Gray, Robert E. Harmon, Herbert M. Kohn, Douglass Wm. List, Gerald E. Myers, Bjorn E. Olsson, Judith C. Whittaker.

   / / FOR all Nomineees    / / AUTHORITY WITHHELD from all Nominees
   / / FOR all Nominees, except vote(s) withheld for the following Nominee(s):

   --------------------------------------------------------------------------

   --------------------------------------------------------------------------

2. / / FOR   / / AGAINST  / / ABSTENTION Selection of KPMG Peat Marwick LLP
                                         as auditors for the Company.

3. Upon such other business as may properly come before said meeting or any adjournment or adjournments thereof.

                 (Please sign reverse side and return promptly)

     UNLESS OTHERWISE DIRECTED, THE MANAGEMENT PROXY COMMITTEE WILL VOTE FOR THE ELECTION OF NINE (9) DIRECTORS AS LISTED IN THE PROXY STATEMENT AND FOR THE SELECTION OF KPMG PEAT MARWICK LLP.

     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement of the Company dated April 1, 1997.

                                   DATED_______________________________, 1997

                                   __________________________________________
                                   (Where stock is registered jointly in the names of two or more persons, all should sign. Signatures should correspond exactly with the name or names on the stock certificate. Executing partners, trustees, guardians, etc., should so indicate when signing.)

                                          THIS PROXY IS SOLICITED BY THE
                                                BOARD OF DIRECTORS

                               INSTRUCTION CARD
                            HARMON INDUSTRIES, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                             TUESDAY, MAY 13 ,1997

INSTRUCTIONS TO: MERCANTILE INCORPORATION, INC., TRUSTEE OF THE HARMON
                 INDUSTRIES, INC. EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST, FOR VOTING AT THE ANNUAL MEETING OF
                 SHAREHOLDERS OF HARMON INDUSTRIES, INC. ON MAY 13, 1997.

     Please vote the shared held by you for my account as specified upon the proposals listed below:

1. Election of (9) Directors - Nominees: Bruce M. Flohr, Charles M. Foudree, Rodney L. Gray, Robert E. Harmon, Herbert M. Kohn, Douglass Wm. List, Gerald E. Myers, Bjorn E. Olsson, Judith C. Whittaker.

   / / FOR all Nomineees    / / AUTHORITY WITHHELD from all Nominees
   / / FOR all Nominees, except vote(s) withheld for the following Nominee(s):

   --------------------------------------------------------------------------

   --------------------------------------------------------------------------

2. / / FOR   / / AGAINST  / / ABSTENTION Selection of KPMG Peat Marwick LLP
                                         as auditors for the Company.

3. Upon such other business as may properly come before said meeting or any adjournment or adjournments thereof.

                (Please signe reverse side and return promptly)

     UNLESS OTHERWISE DIRECTED, THE TRUSTEE WILL VOTE FOR THE ELECTION OF NINE (9) DIRECTORS AS LISTED IN THE PROXY STATEMENT AND FOR THE SELECTION OF KPMG PEAT MARWICK LLP.

     The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement of the Company dated April 1, 1997


                                   DATED_______________________________, 1997

                                   __________________________________________
                                   Participant's Signature